Exhibit (14)


                               Margo Caribe, Inc.
                       Code of Business Conduct and Ethics


I INTRODUCTION
--------------

The Company's Code of Business Conduct and Ethics ("the Code") represents the general values of Margo Caribe, Inc., its subsidiaries and affiliates ("Margo" or "the Company") and is not intended to cover every possible situation that Margo could be exposed to in its daily operations. However, Margo benefits from having an established ethical code.

The Code is communicated to the officers, directors and employees of Margo ("officers, directors and employees"; reference to the term "employees" includes officers and directors) with the purpose of establishing uniform ethical guidelines for the working environment. Margo strongly encourages that all its officers, directors and employees maintain an honest and ethical conduct; adhere to applicable governmental laws, rules and regulations; give fair, accurate, timely, full and understandable disclosure in all reports and documents, as well as in reporting any violation of the Code. Margo's pursuit is to create an environment of high integrity, ethical values, and competence. The Code reaffirms this commitment.

II HONEST AND ETHICAL CONDUCT
-----------------------------

All  officers,  directors  and  employees  shall  exercise  honesty,  integrity,
objectivity,   and   diligence   in  the   performance   of  their   duties  and
responsibilities.

All officers, directors and employees shall exercise loyalty to the Company in all matters pertaining the organization.

All officers, directors and employees shall not engage in any illegal acts or any improper activities that may be discreditable to the Company. No contributions to candidates for political affairs or political parties may be made on the Company's behalf without the written approval of the Chief Executive Officer. It is strictly prohibited to make illegal payments to government officials of any country.

All officers, directors and employees are prohibited from using the Company's property for personal purposes.

All officers, directors and employees must report any person stealing, damaging, concealing, and/or attempting to do any criminal offense against another employee, director, officer, or the Company;

All officers, directors and employees must report to Margo's Audit Committee, in care of the Chairman of the Committee, any dubious activity, off-the-book partnerships, improper revenue recognition, related-party transaction, or any transaction where there may exist a conflict of interest with the Company's best interest or the Code.

All officers, directors and employees shall refrain from entering into any activity which may be in conflict with the interests of the Company or which could prejudice their ability to objectively carry-out their duties and responsibilities with the Company. Officers, directors and employees shall also refrain from receiving any gift or gratuity of substantial nominal value


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($100.00 or more) from a client, customer, and supplier or business associate of the Company, that could impair or presume to impair their objectivity in carrying-out their duties and responsibilities with the Company.

The Company has a strong policy against conflicts of interest. Any officer, director or employee who has a relative (parents, grandparents, spouse, children, sibling, cousins or nephews) working at the Company and/or working with or intending to accept an employment offer with a direct or indirect competitor, must report it to his/her immediate supervisor. "Direct or indirect competitor" is defined as another entity engaged in the production and/or wholesale and distribution of tropical, ornamental and flowering plants, garden products, soil and or landscaping. It is not possible to list all situations in which a conflict of interest may arise. For your assistance, we have included in Appendix A, some clear examples of possible conflicts of interest.

All employees shall be prudent in the use of information acquired in the course of their duties. Employees shall not use confidential information for any personal gain nor in any manner that would be contrary to law or detrimental to the Company's well being, including but not limited to stock trading or related purposes. All non-public information about Margo should be considered non-public information. To use non-public material information for personal benefit through stock trading or otherwise to "tip" others who might make an investment decision on the basis of such information is not only unethical but also illegal and subject to severe civil and criminal penalties.

Any officer, director or employee who has access to privileged or sensitive business information, including financial data reports, must keep and maintain all financial and privileged or sensitive information confidential. Disclosure of any such information to any third party, competitor, supplier, relative or former employee is strictly prohibited.

III FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURES
---------------------------------------------------------------

All employees must ensure that all disclosures to be included in government reports and public communications, including those filed with the Securities Exchange Commission (SEC) and the NASDAQ Stock Exchange (NASDAQ), are true, fair and accurate and are filed in a timely manner. If any employee is concerned about the appropriateness or accuracy of any financial or other information appearing in the Company's public filings with the SEC or other governmental authorities, that employee shall promptly report such concerns pursuant to the procedure set forth in Article V of this Code.

IV COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS
----------------------------------------------------------------------

All officers, directors and employees must comply with all laws, rules and regulations that applicable to the Company's business. Obeying the law, both in letter and spirit, is the foundation on which the Company's ethical standards are built. Officers, directors and employees may encounter a variety of legal issues such as, but not limited to, the followings:

       - Competition laws - to prevent interference with the operation of a competitive market system.

       - Patriot Act - requires a notification to the related governmental agencies of every suspicious transaction.

       - Export and import laws - require an authorization from local, federal and foreign government.


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       -      Environmental  laws - Margo  will  comply  with all  environmental laws, regulations and permits.

       - Labor laws - Margo will comply with all applicable laws or decrees promulgated by local and federal authorities

       - Accounting and financial reporting laws - Margo will follow strict accounting principles and standards.

       -      Tax  grant  laws  -  Margo  will   comply   with  all   compliance
              requirements set forth in tax laws.

Officers,   directors  and  employees  shall  direct  any  questions  concerning compliance with applicable laws, rules and regulations to Margo's Audit Committee, Margo's legal counsel, or Margo's tax advisor.

V PROMPT REPORTING OF VIOLATION OF THE CODE
-------------------------------------------

All officers, directors and employees must report to their immediate supervisor any deviation from the Company's policies and procedures or the Code incurred by any officer, director, or employee within the Company.

Whenever any deviation from the Code, internal controls, or any other Company policy and procedure is detected, the officer, director or employee must:

       - Discuss such problem with the immediate supervisor except when it appears that the supervisor is involved, in which case the problem should be presented initially to the next higher managerial level. If satisfactory resolution cannot be achieved when the problem is initially presented, submit the issues to the next higher managerial level.

       - If the immediate supervisor is the Chief Executive Officer or the Chief Financial Officer, the acceptable reviewing authority will be the Audit Committee or Board of Directors acting as a whole. Contact with levels above the immediate supervisor should be initiated only with the supervisor's knowledge, assuming the supervisor is not involved.

       - Clarify relevant concepts by confidential discussion with an objective advisor to obtain an understanding of possible courses of action. When in doubt, you may also contact Margo's Audit Committee in care of the Chairman of the Committee.

       - However, if by any reason, the employee deems it necessary, he or she may send a confidential or anonymous memorandum to the Margo's Audit Committee in care of the Chairman of the Committee at the following address:

       -
                           Margo Caribe, Inc.
                           Chairman of the Audit Committee
                           Call Box 1370
                           Dorado, Puerto Rico 00646-1370

The Company has established certain policies and procedures to maintain adequate internal controls to accurately record business transactions and protect the


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Company's assets. All employees must report any deviation to the Chief Executive
Officer or the Chief Financial Officer or the Margo's Audit Committee in care of the Chairman of the Committee.

Any officers, directors or employees involved or having access to the Company's reporting on the results of operations shall reveal to their supervisor or the immediate next managerial level, any material facts known to them which, if not revealed, could distort financial results or disclosure in the financial statements, have an impact on the Company's operations, or affect the assertions related to the internal controls established by the Company. In appropriate situations and matters will be addressed directly to the Margo's Audit Committee in care of the Chairman of the Committee.

VI. OTHER COMMITMENTS WITH MARGO
--------------------------------

All officers, directors and employees must maintain an appropriate level of professional competence by the ongoing development of their knowledge and skills.

All officers, directors and employees must care and/or protect the Company's assets, including but not limited to: cash; accounts receivables; inventory; furniture; equipment; and any other property.

The Company has developed and implemented certain forms to be used by each area and operating cycle. It is the responsibility of each employee to familiarize him or herself with and ascertain the continuos use of the forms. The implementation of such forms is an integral part of the internal controls of the Company.

VII. LOANS TO EXECUTIVE OFFICERS AND DIRECTORS
----------------------------------------------

As a public corporation, the Company, its subsidiaries and affiliates are prohibited from making any personal loan to, or guarantee obligations of, executive officers or directors of the Company.

VIII ACCOUNTABILITY FOR ADHERENCE TO THE CODE
---------------------------------------------

The Company conducts training and awareness programs communicating the importance of internal controls, code of conduct, ethics, compliance, and channels for open communication (including anonymous reporting mechanisms). All officers, directors and employees must become familiarized with the Company's Code of Business Conduct and Ethics, and must follow the policies and procedures established by the Company.

The Company herewith informs all officers, directors and employees that if any ethical conflict still exists after exhausting all levels of internal review, the employee has a legally protected right to report such deviation to the corresponding regulatory agency, free from any undue pressure from Company management or any other person.

IX WAIVERS
----------

Any waiver of the application of this Code with respect to an executive officer or director may only be made by the full Board of Directors (with only the independent directors authorized to vote on the proposed waiver) or by the Audit Committee. Any such waiver will be promptly disclosed to the public as required by the SEC regulations or NASDAQ rules.




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                                   APPENDIX A
                                   ----------

This Appendix lists some clear examples of situations in which personal interests may conflict with those of the Company. The list does not purport to be all inclusive and you should seek guidance from your supervisor in any questionable situation. In the following examples, "Company" includes Margo Caribe Inc., its subsidiaries and affiliates, and "employee" includes all officers and employees of the Company.

- For an employee to give or receive gifts of more than nominal value which are in any way connected with the Company's business relationships, which obviously includes a popular scam whereby suppliers offer personal gifts (such as VCRs and airline tickets) to purchasing agents for purchasing over-supplies or inferior products;

- For an employee or a member of his or her immediate family (spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law) to benefit personally from any purchase of goods or services for the Company or to derive personal gain from transactions made as an employee of the Company;

- For an employee or a member of his or her immediate family to have any direct or indirect interest in any enterprise doing business with or competing with the Company, except when such interest comprises merely an investment in publicly traded securities and is not in excess of two percent of the securities of such enterprise, or except when the interest has been fully disclosed;

- For an employee to serve as an officer, director, employee, or consultant of, or personally to do business with and profit from, any enterprise doing business with or competing with the Company, or seeking to do so, unless the relationship has been fully disclosed;

- For an employee to represent the Company in any dealings with a business entity which such employee intends to become associated with in any capacity while an employee of the Company or after the termination of his or her employment with the Company, unless the relationship has been fully disclosed;

- For an employee to loan to or borrow from individuals or entities that do business with or compete with the Company, except banks and other financial institutions in the ordinary course of their dealings;

- For an employee to use or reveal outside the Company (without proper authorization) confidential information concerning the Company;

- For an employee to make substantial use, or permit others to make substantial use, of Company employees, materials or equipment improperly for personal purposes unless previously approved and reimbursement is made to the Company;

- For an employee to accept compensation from outsiders for services or time for which he or she is being paid by the Company, unless the relationship has been fully disclosed and approved;


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-      For an employee or his or her  immediate  family to hold any  interest in any advertising agency or other organization furnishing advertising, marketing, or sales promotion services, facilities or materials to the Company. (This will not apply to ownership of less than two percent of the securities of a corporation engaged in operating an advertising medium such as a broadcasting network or a magazine, if such securities are publicly traded.); and,

- For an employee to have any transaction not related to the business of the Company with a bank, professional (such as an accountant or attorney), supplier or other third party the Company does business with unless, to the best knowledge of such employee, the Company incurred no cost in connection with such transaction.






































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